Karat Packaging Board Increases Quarterly Cash Dividend

CHINO, Calif., August 5, 2026 – Karat Packaging Inc. (Nasdaq: KRT) (the "Company" or "Karat Packaging"), a specialty distributor and manufacturer of disposable foodservice products and related items, today announced that its board of directors has declared a quarterly dividend of $0.47 per share on the Company’s common stock, an increase of $0.02 per share or 4.4 percent. The dividend is payable on or about August 28, 2026, to the stockholders of record as of August 21, 2026.

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

# # #

Investor Relations and Media Contacts:
PondelWilkinson Inc.
Judy Lin or Roger Pondel
310-279-5980
ir@karatpackaging.com

1